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                                 EXHIBIT 10.4


FOR IMMEDIATE RELEASE


                                             Media Contact:      Pam Della Russo
                                                           GD&A Public Relations
                                           303-623-2845 or 720-320-6698 (mobile)
                                                                  pam@gda-pr.com

                                                                      Kim Durand
                                                 Webb Interactive Services, Inc.
                                                                    303-308-3222
                                                                kdurand@webb.net



            France Telecom To Take Equity Stake in Jabber.com, Inc.

Two Companies Share a Common Vision and Passion for the Power and Importance of Interoperable Instant Messaging and Real- Time Communication Solutions


DENVER - May 7, 2001 - Webb Interactive Services Inc. (NASDAQ: WEBB) announced today that France Telecom Technologies (FTT, a wholly owned subsidiary of France Telecom) and Webb Interactive Services Inc. have signed a Letter of Intent wherein FTT plans to invest $7million in exchange for a 23 percent equity interest in Webb's subsidiary company, Jabber.com, Inc. The Letter of Intent includes an immediate advance of $2.5million. A definitive agreement is expected to be completed within 60 days and will call for active participation by FTT on the Jabber.com Board of Directors and involvement by various France Telecom affiliates in the guidance of Jabber's technology direction.

France Telecom and Jabber.com have spent the past several months crafting a wide-ranging strategic partnership, anchored by a shared vision of the importance of Instant Messaging as a pivotal technology in the development of future IP communications services on the Internet. Further supported by this significant investment, the Jabber.com and France Telecom partnership will accelerate efforts to expand the widespread adoption of Jabber for embedded real-time messaging and to promote and sponsor XML-based open messaging standards. The alliance will also actively focus on positioning Jabber.com as the European market leader in key multimedia messaging applications, particularly involving voice and mobile communications.

"This is a certainly a defining event for Jabber. I cannot think of a better strategic partner," commented Perry Evans, Chairman of Jabber.com, Inc. and Chief Executive Officer of Webb Interactive Services, Inc. "France Telecom's reputation as a global leader in messaging, mobile and voice IP services technology, coupled with their commitment to open standards, is unequalled. It has been rewarding to watch how rapidly they have embraced both the vision and


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the passion of Jabber. I'm very confident that this partnership will drive substantial innovation, momentum and business success for Jabber."

"France Telecom is convinced of the strategic value of independent and interoperable technology solutions and looks forward to supporting Jabber's efforts to drive the adoption of Open Source standards for Instant Messaging," remarked Patrick Puges, head of France Telecom R&D for Internet and Multimedia Services.

"Over the last six months France Telecom has worked with Jabber as a licensee of their technology and it is this very positive experience which has led to our decision to become an investor," commented Eric Cozanet, CEO of France Telecom Technologies.

Rob Balgley, CEO of Jabber added, "France Telecom Technologies represents a truly formidable global partner for Jabber. The combination of their financial resources, technology leadership, marketing expertise and advocacy among standards organizations will open up many new market opportunities for Jabber much more rapidly than could be achieved otherwise. All of us involved with Jabber.com and Jabber.org are delighted with the power and potential of this alliance. At its core is a shared vision that IM is rapidly evolving toward a broader and more strategic concept of providing real-time communication solutions across a broad range of applications, services and devices."

About France Telecom Technologies

In 1999, France Telecom Technologies has been founded to generate value with Intellectual Property and focus on R&D through the start-up process by transferring technologies to high-tech start-ups and getting a pay-back in shares. In 2000, its missions have been extended to the acquisition of stakes in companies having expertise and technologies seen as complementary to the ones developed by France Telecom R&D and providing faster innovative solutions to the business units of France Telecom. Today, France Telecom Technologies holds shareholdings in 16 companies covering the main domains of telecommunications and information technology, two of them are listed: Corvis (Nasdaq) and Highwave Optical Technologies (Nouveau Marche).

About France Telecom

France Telecom group (www.francetelecom.com) is one of the world's leading providers of telecommunication services with consolidated revenues of 33.7 billion euros in year 2000 and 77 million customers over the world. With Orange and Wanadoo, France Telecom is Europe's Number 2 for Wirefree business and Internet Services. The merger of Global One and Equant is creating one of the main world's players for business services. FT R&D is providing to France Telecom group innovative solutions and competitive edge for all business activities worldwide.

About Jabber.com, Inc.

Jabber.com, Inc. (www.jabber.com), a subsidiary of Webb Interactive Services, is the premiere provider of commercial Jabber solutions, products and services targeting the enterprise and service provider markets. Jabber is the only open source instant messaging (IM) platform that leverages XML technology and a distributed client/server architecture to give each company



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complete control over their IM services, applications and branding. Jabber's robust development tools and extensible architecture make it ideal for deploying any application that requires real-time XML messaging and presence management.

About Webb Interactive Services, Inc.

Webb Interactive Services (www.webb.net) provides innovative online commerce solutions that help small businesses generate leads, increase buyer-seller interaction and strengthen customer relationships. Webb has pioneered an advanced XML-based technology platform, upon which it provides application services that lead the convergence of instant messaging and commerce. Webb clients include Bell Canada's ActiMedia, VNU World Directories, AdvisorWorld and RE/MAX International, Inc.

                                      ###

Information and statements in this report, other than historical information, should be considered forward-looking and reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, the following: general economic conditions and developments within the Internet and Intranet industries; product development and technology changes; competition and pricing pressures; length of the sales cycle and; variability of sale order flow.



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